Rex Energy Announces Acquisition of Additional Marcellus Shale Acreage & Provides Guidance on Initial 2008 Capital Budget Plan & Production

STATE COLLEGE, Pa.--(BUSINESS WIRE) — December 7, 2007--Rex Energy Corporation (NASDAQ:REXX) today announced the acquisition of additional leasehold interests in southwestern Pennsylvania.  The Company also announced its preliminary initial 2008 capital budget plans and provided 2008 production guidance.

Acquisition of Marcellus Shale Potential Acreage

The Company is pleased to announce that it has acquired a fifty percent interest in leases covering approximately 16,000 gross (8,000 net) acres in southwestern Pennsylvania.  The Company believes that the acquired acreage is prospective for the Marcellus Shale unconventional natural gas play.  In connection with the acquisition, the Company formed an area of mutual interest with its partner in the acreage, and set a goal of leasing an additional 20,000 acres in the area during 2008. The Company will operate one-half of the wells to be drilled in the project area.  The Company plans to drill two test wells on the acreage by the end of fourth quarter 2007 or early in the first quarter of 2008.

Commenting on the acquisition announcement, Benjamin W. Hulburt, Rex Energy Corporation's CEO, said, "We’re very pleased to be expanding our acreage holdings in this exciting new play in an area of Pennsylvania where we believe the Marcellus Shale to be prospective.  This acquisition brings our total acreage in Pennsylvania to approximately 70,000 gross acres.”

2008 Capital Budget Plan

The Company further announced that its Board of Directors approved an initial capital budget for 2008 of $78 million, which equates to an increase of 95% over the 2007 capital expenditures.  The 2008 initial capital budget plan reflects the Company’s plans to accelerate its Lawrence Field Alkali-Surfactant-Polymer (“ASP”) project, to commence the testing of its acreage in Pennsylvania for the Marcellus Shale, and to continue to drill its developmental drilling projects in the Appalachian, Illinois and Permian Basins.  Of the Company’s total capital budget plan, approximately 40% is allocated to the Company’s ASP projects, 12% to its developmental drilling projects in the Illinois Basin, 12% to its developmental drilling projects in the Appalachian Basin, 11% to its developmental and exploratory drilling projects in the Permian Basin, 18% to its Marcellus and New Albany Shale projects, and 7% to facility, pipeline & equipment upgrades. The Company plans to fund its planned 2008 capital budget plan through its internally generated cash flows and additional borrowings on its existing line of credit.

Commenting on the 2008 initial capital budget plan announcement, Mr. Hulburt said, "Our increased initial capital budget plan for 2008 is primarily the result of accelerating our full field ASP project, which was originally planned to begin in 2009, as well as doubling the pace of our planned drilling activities in developmental projects in the Appalachian and Illinois Basins.  Additionally, we are very excited about the Marcellus Shale potential on a large portion of our Appalachian acreage, which we plan to continue to expand and begin drilling in 2008.  With this increased capital budget plan, we plan to double our company wide drilling & recompletion activities in 2008 as compared to 2007.”

Mr. Hulburt continued, “We are committed to funding our 2008 capital program with internally generated funds and our existing line of credit.  We will continue to maintain a flexible approach to our spending plans to assure that we achieve that goal.”

Production Guidance

The Company is reaffirming its previous guidance for the year-end 2007 and the first quarter of 2008 and provides the following update to its forecasts for production and production exit rates.  This guidance is based upon information available to the Company at the time of this release. Please see the forward-looking statements at the end of this release for more discussion of the inherent limitations of this information.

Year Ending
December 31, 2008

Production:
Oil: (Mbl)	900 – 1,100
Gas (MMcf)	1,300 – 1,800
Oil Equivalent (MBOE)	1,100 – 1,400
Year-End Exit Production Rate of Oil Equivalent (MBOE per day)	3,500 – 3,900

About Rex Energy

Rex Energy is an independent oil and gas company operating in the Illinois Basin, the Appalachian Basin and the southwestern region of the United States. The Company pursues a balanced growth strategy of exploiting its sizable inventory of lower-risk developmental drilling locations, pursuing its higher-potential exploration drilling and enhanced oil recovery projects, and actively seeking to acquire complementary oil and natural gas properties.

For more information, contact: Joseph DeSimone, Director of Investor Relations, at (814) 278-7267 or jdesimone@rexenergycorp.com

FORWARD-LOOKING STATEMENTS

Except for historical information, statements made in this release, including those relating to significant potential, future earnings, cash flow, capital expenditures, production growth and planned number of wells, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the company's future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the company's filings with the Securities and Exchange Commission, which are incorporated by reference.